ARTICLES OF AMENDMENT
                         TO ARTICLES OF INCORPORATION OF
                             ISW INTERNATIONAL, INC.


                  1SW International, Inc., pursuant to Section 607.1006, Florida Statutes, does hereby file the following Articles of Amendment:

                  1. That the name of the Corporation is ISW International, Inc.

                  2.  Article  V  of  the  Articles  of   Incorporation  of  ISW
International, Inc. is hereby amended in its entirety to read as follows:

                                    ARTICLE V
                                    ---------

                                  Capital Stock
                                  -------------

                  The maximum number of shares of stock which the Corporation has the authority to issue is Twenty-Five Million (25,000,000) shares of common stock ("Common Stock") having a par value of $0.01 per share.

                  3. The amendment was adopted on the 24 day of February 1999.

                  4. The amendment was duly approved by the shareholders of the Corporation in accordance with Section 607.1006, Florida Statutes. The number of votes cast was sufficient for approval.


         Dated February 24, 1999.

                                           ISW INTERNATIONAL, INC.



                                            By: /s/ K. Allen Weatherby
                                            --------------------------
                                            K. Allen Weatherby, President

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